Exhibit 5.1

October 3, 2022
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201-7932 United States

Stellar Bancorp, Inc.

9 Greenway Plaza, Suite 110

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as special counsel to Stellar Bancorp, Inc., a Texas corporation formerly known as CBTX, Inc. (the “Company”), in connection with the Post-Effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 (File No. 333-262322), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of up to 286,519 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”) issuable upon the exercise of certain equity awards issued pursuant to the Allegiance Bancshares, Inc. 2019 Amended and Restated Stock Awards and Incentive Plan, the Allegiance Bancshares, Inc. 2015 Amended and Restated Stock Awards and Incentive Plan, and the Post Oak Bancshares, Inc. Stock Option Plan (collectively, the “Plans”), which awards were converted into corresponding awards in respect of Common Stock in connection with the merger of Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”), with and into the Company, with the Company as the surviving entity, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of November 5, 2021, by and between the Company and Allegiance (the “Merger Agreement”).

In rendering the opinions set forth below, we have reviewed, examined, and relied upon: (i) the Plans; (ii) the Company’s Second Amended and Restated Certificate of Formation, (iii) the Company’s Bylaws; (iii) resolutions of the Company’s Board of Directors (or any committee thereof) relating to the Registration Statement and the Plans; (iv) the Merger Agreement; and (v) such other certificates, statutes and other instruments and documents as we considered necessary or appropriate for purposes of rendering the opinions expressed in this letter. As to matters of fact relevant to the opinions expressed below and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of officers and employees of the Company without further investigation as to the facts set forth in such certificates and communications. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents. We have further assumed that there will be no material changes in the documents we have examined and that, at all times prior to the issuance of any Shares, the Company will maintain a sufficient number of authorized but unissued shares of Common Stock available for issuance.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth in this letter, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid, and non-assessable.

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Stellar Bancorp, Inc.
October 3, 2022

The foregoing opinions are limited in all respects to the to the applicable provisions of the laws of the State of Texas and the applicable federal laws of the United States of America, and we do not express any opinion as to the applicability or effect of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth in this letter, and no other opinion may be inferred or implied. Our opinion is given as of the date of this letter, and we undertake no, and disclaim any, obligation to advise you of any change in any matter set forth in this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm wherever it appears in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP